Exhibit 99.1

Contacts:

Vincent Zanna

Vice President, Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES SECOND QUARTER FISCAL 2016 RESULTS

NEW YORK, August 31, 2016 — J.Crew Group, Inc. (the “Company”) today announced financial results for the second quarter and first half of fiscal 2016.

Second Quarter highlights:

•	Total revenues decreased 4% to $569.8 million. Comparable company sales decreased 8% following a decrease of 11% in the second quarter last year.
•	J.Crew sales decreased 6% to $476.7 million. J.Crew comparable sales decreased 9% following a decrease of 13% in the second quarter last year.
•	Madewell sales increased 15% to $78.3 million. Madewell comparable sales increased 3% following an increase of 8% in the second quarter last year.
•	Gross margin was 35.7% compared to 34.3% in the second quarter last year.
•	Selling, general and administrative expenses were $196.5 million, or 34.5% of revenues, compared to $199.8 million, or 33.6% of revenues in the second quarter last year.
•

Operating income was $6.7 million compared to $2.6 million in the second quarter last year. Operating income in the second quarter last year includes a charge of $4.5 million for severance and related costs associated with our workforce reduction in June 2015 and pre-tax, non-cash impairment charges of $1.0 million.

•	Net loss was $8.6 million compared to $13.6 million in the second quarter last year.
•

Adjusted EBITDA was $38.3 million compared to $41.0 million in the second quarter last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Millard Drexler, Chairman and Chief Executive Officer, commented, "I am pleased with the steps we are taking to improve our core business in a challenging traffic environment. Looking ahead, we are focused on driving sales productivity with exciting new merchandising and marketing initiatives that are expected to enhance customer loyalty and extend our brand reach. We have several key operational initiatives underway that we believe position us to optimize our global sourcing and supply chain and we will continue to review all aspects of our business to drive further efficiencies. Overall, I am encouraged by the work that the teams are doing as we evolve our business to maximize the power of the J.Crew and Madewell brands."

First Half highlights:

•	Total revenues decreased 3% to $1,137.3 million. Comparable company sales decreased 7% following a decrease of 10% in the first half last year.
•	J.Crew sales decreased 6% to $957.5 million. J.Crew comparable sales decreased 9% following a decrease of 12% in the first half last year.
•	Madewell sales increased 16% to $150.7 million. Madewell comparable sales increased 4% following an increase of 10% in the first half last year.
•	Gross margin was 35.9% compared to 35.7% in the first half last year.
•	Selling, general and administrative expenses were $388.8 million, or 34.2% of revenues, compared to $403.5 million, or 34.3% of revenues in the first half last year.

•

Operating income was $14.0 million compared with an operating loss of $518.0 million in the first half last year. Operating income this year includes pre-tax, non-cash impairment charges of $5.4 million. The operating loss last year includes pre-tax, non-cash impairment charges of $534.4 million and a charge of $4.5 million for severance and related costs associated with our workforce reduction in June 2015.

•	Net loss was $16.7 million compared to $476.0 million in the first half last year. The net losses reflect the impact of non-cash impairment charges.
•

Adjusted EBITDA was $83.7 million compared to $85.8 million in the first half last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•	Cash and cash equivalents were $49.2 million compared to $41.4 million at the end of the second quarter last year.
•

Total debt, net of discount and deferred financing costs, was $1,512 million compared to $1,523 million at the end of the second quarter last year. There were no outstanding borrowings under the ABL Facility at July 30, 2016 compared to $10 million outstanding at August 1, 2015. As of the date of this release, there were outstanding borrowings of $10 million under the ABL Facility with excess availability of approximately $320 million.

•

Inventories were $391.6 million compared to $413.5 million at the end of the second quarter last year. Inventories decreased 5% and inventories per square foot decreased 12% compared to the end of the second quarter last year.

Related Party

On November 4, 2013, Chinos Intermediate Holdings A, Inc. (the “Issuer”), an indirect parent holding company of the Company, issued $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (the “PIK Notes”).

The PIK Notes are (i) senior unsecured obligations of the Issuer, (ii) structurally subordinated to all of the liabilities of the Issuer’s subsidiaries, and (iii) not guaranteed by any of the Issuer’s subsidiaries, and therefore are not recorded in the financial statements of the Company.

On April 29, 2016, the Issuer delivered notice to U.S. Bank N.A., as trustee, under the indenture governing the PIK Notes, that with respect to the interest that will be due on such notes on the November 1, 2016 interest payment date, the Issuer will make such interest payment by paying in kind at the PIK interest rate of 8.50% instead of paying in cash. The PIK election will increase the outstanding principal balance of the PIK Notes by $22.2 million to $543.4 million. Therefore, the Company will not pay a dividend to the Issuer in the third quarter of fiscal 2016 to fund a semi-annual interest payment. Pursuant to the terms of the indenture governing the PIK Notes, the Issuer intends to evaluate this option prior to the beginning of each interest period based on relevant factors at that time.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, August 31, 2016, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until September 7, 2016 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13643898.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of August 31, 2016, the Company operates 287 J.Crew retail stores, 108 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 170 factory stores (including 27 J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness and the indebtedness of its indirect parent, the retirement, repurchase or exchange of its indebtedness or the indebtedness of its indirect parent, its substantial lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, its ability to anticipate and timely respond to changes in trends and consumer preferences, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, product offerings, sales channels and businesses, adverse or unseasonable weather, material disruption to its information systems, its ability to implement its real estate strategy, its ability to implement its international expansion strategy, its ability to attract and retain key personnel, interruptions in its foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Second Quarter Fiscal 2016	Second Quarter Fiscal 2015	First Half Fiscal 2016	First Half Fiscal 2015
Net sales:
J.Crew	$476,726	$506,539	$957,480	$1,015,271
Madewell	78,272	67,936	150,736	129,787
Other	14,822	19,174	29,103	30,395
Total revenues	569,820	593,649	1,137,319	1,175,453
Cost of goods sold, including buying and occupancy costs	366,621	390,264	729,167	755,546
Gross profit	203,199	203,385	408,152	419,907
As a percent of revenues	35.7%	34.3%	35.9%	35.7%
Selling, general and administrative expenses	196,522	199,761	388,756	403,513
As a percent of revenues	34.5%	33.6%	34.2%	34.3%
Impairment losses	—	1,047	5,396	534,409
Operating income (loss)	6,677	2,577	14,000	(518,015)
As a percent of revenues	1.2%	0.4%	1.2%	(44.1)%
Interest expense, net	20,621	17,454	38,836	34,763
Loss before income taxes	(13,944)	(14,877)	(24,836)	(552,778)
Benefit for income taxes	(5,317)	(1,309)	(8,168)	(76,798)
Net loss	$(8,627)	$(13,568)	$(16,668)	$(475,980)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	July 30, 2016	January 30, 2016	August 1, 2015

Assets
Current assets:
Cash and cash equivalents	$49,160	$87,812	$41,397
Inventories	391,642	372,410	413,484
Prepaid expenses and other current assets	67,329	65,605	66,884
Total current assets	508,131	525,827	521,765

Property and equipment, net	377,142	398,244	397,182

Intangible assets, net	455,200	460,744	638,544

Goodwill	107,900	107,900	783,815

Other assets	7,442	7,261	7,431
Total assets	$1,455,815	$1,499,976	$2,348,737

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$251,163	$248,342	$276,187
Other current liabilities	139,665	157,765	137,468
Interest payable	5,255	5,279	5,488
Income taxes payable	9,429	7,086	16,547
Borrowings under the ABL Facility	—	—	10,000
Current portion of long-term debt	15,670	15,670	15,670
Total current liabilities	421,182	434,142	461,360

Long-term debt, net	1,496,244	1,501,917	1,507,588

Lease-related deferred credits, net	133,466	131,812	124,244

Deferred income taxes, net	136,656	148,819	210,470

Other liabilities	54,353	52,273	41,350

Stockholders’ equity (deficit)	(786,086)	(768,987)	3,725
Total liabilities and stockholders’ equity (deficit)	$1,455,815	$1,499,976	$2,348,737

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net loss reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (measured in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (measured in accordance with GAAP).

(in millions)	Second Quarter Fiscal 2016	Second Quarter Fiscal 2015	First Half Fiscal 2016	First Half Fiscal 2015
Net loss	$(8.6)	$(13.6)	$(16.7)	$(476.0)
Benefit for income taxes	(5.3)	(1.3)	(8.2)	(76.8)
Interest expense	20.6	17.5	38.8	34.8
Depreciation and amortization (including intangible assets)	29.2	29.2	58.5	58.2
EBITDA	35.9	31.8	72.4	(459.8)
Impairment losses	—	1.0	5.4	534.4
Sponsor monitoring fees	2.4	2.5	5.0	5.1
Share-based compensation	0.2	0.4	0.6	1.7
Amortization of lease commitments	(0.2)	0.8	0.3	(0.1)
Charges related to a workforce reduction	—	4.5	—	4.5
Adjusted EBITDA	38.3	41.0	83.7	85.8
Taxes paid	(0.4)	(0.5)	(0.5)	(0.8)
Interest paid	(19.0)	(18.4)	(37.2)	(37.0)
Changes in working capital	(2.8)	(5.1)	(40.5)	(35.9)
Cash flows from operating activities	16.1	17.0	5.5	12.1
Cash flows from investing activities	(17.0)	(27.0)	(36.1)	(45.5)
Cash flows from financing activities	(3.9)	(12.6)	(7.8)	(36.0)
Effect of changes in foreign exchange rates on cash and cash equivalents	(0.7)	(0.5)	(0.2)	(0.3)
Decrease in cash	(5.5)	(23.1)	(38.6)	(69.7)
Cash and cash equivalents, beginning	54.7	64.5	87.8	111.1
Cash and cash equivalents, ending	$49.2	$41.4	$49.2	$41.4

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage(1)

(unaudited)

	Fiscal 2016
Quarter	Total stores open at beginning of the period	Number of stores opened during the period(2)	Number of stores closed during the period(2)	Total stores open at end of the period
First Quarter (3)	551	6	—	557
Second Quarter (3)	557	7	—	564
Third Quarter (4)	564	9	(3)	570
Fourth Quarter (4)	570	14	(3)	581
Fiscal 2016	551	36	(6)	581

	Fiscal 2016
Quarter	Total gross square feet at beginning of the period	Gross square feet for stores opened or expanded during the period	Reduction of gross square feet for stores closed or downsized during the period	Total gross square feet at end of the period
First Quarter (3)	3,057,176	25,292	—	3,082,468
Second Quarter (3)	3,082,468	39,236	(10)	3,121,694
Third Quarter (4)	3,121,694	42,381	(14,385)	3,149,690
Fourth Quarter (4)	3,149,690	72,657	(11,554)	3,210,793
Fiscal 2016	3,057,176	179,566	(25,949)	3,210,793
(1)	Store count and square footage summary includes one retail store and one Madewell store that are temporarily closed at the time of this announcement and that are expected to re-open in April 2017.
(2)	The detail of the number of stores to be opened or closed during fiscal 2016 is as follows:

	Retail	Factory	Mercantile	Madewell	International	Total
Open	2	3	20	10	1	36
Conversion to J.Crew Mercantile	(1)	(9)	10	—	—	—
Close	(4)	—	—	(1)	(1)	(6)
Net	(3)	(6)	30	9	—	30
(3)	Reflects actual activity.
(4)	Reflects projected activity.